Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 22, 2022
Preliminary Prospectus Supplement dated November 6, 2023
Registration Statement File No. 333-267564

RTX CORPORATION

FINAL TERM SHEET

DATED NOVEMBER 6, 2023

$1,250,000,000 5.750% NOTES DUE 2026
$500,000,000 5.750% NOTES DUE 2029
$1,000,000,000 6.000% NOTES DUE 2031
$1,500,000,000 6.100% NOTES DUE 2034
$1,750,000,000 6.400% NOTES DUE 2054

Issuer:	RTX Corporation

Title:
5.750% Notes due 2026 (the “2026 Notes”)
5.750% Notes due 2029 (the “2029 Notes”)
6.000% Notes due 2031 (the “2031 Notes”)
6.100% Notes due 2034 (the “2034 Notes”)
6.400% Notes due 2054 (the “2054 Notes”)

Principal Amount:	$1,250,000,000 (2026 Notes) $500,000,000 (2029 Notes) $1,000,000,000 (2031 Notes) $1,500,000,000 (2034 Notes) $1,750,000,000 (2054 Notes)

Maturity Date:	November 8, 2026 (2026 Notes) January 15, 2029 (2029 Notes) March 15, 2031 (2031 Notes) March 15, 2034 (2034 Notes) March 15, 2054 (2054 Notes)

Coupon:	5.750% (2026 Notes) 5.750% (2029 Notes) 6.000% (2031 Notes) 6.100% (2034 Notes) 6.400% (2054 Notes)

Price to Public:	99.910% of face amount (2026 Notes) 99.958% of face amount (2029 Notes) 99.933% of face amount (2031 Notes) 99.812% of face amount (2034 Notes) 99.625% of face amount (2054 Notes)

Underwriting Discount:	0.300% (2026 Notes) 0.350% (2029 Notes) 0.400% (2031 Notes) 0.450% (2034 Notes) 0.875% (2054 Notes)

Yield to Maturity:	5.783% (2026 Notes) 5.755% (2029 Notes) 6.013% (2031 Notes) 6.126% (2034 Notes) 6.429% (2054 Notes)

Spread to Benchmark Treasury:	+105 basis points (2026 Notes) +115 basis points (2029 Notes) +135 basis points (2031 Notes) +147 basis points (2034 Notes) +160 basis points (2054 Notes)

Benchmark Treasury:	4.625% due October 15, 2026 (2026 Notes) 4.875% due October 31, 2028 (2029 Notes) 4.875% due October 31, 2030 (2031 Notes) 3.875% due August 15, 2033 (2034 Notes) 3.625% due May 15, 2053 (2054 Notes)

Benchmark Treasury Price and Yield:	99-22+; 4.733% (2026 Notes) 101-06; 4.605% (2029 Notes) 101-08; 4.663% (2031 Notes) 93-29+; 4.656% (2034 Notes) 81-05; 4.829% (2054 Notes)

Interest Payment Dates:
Semi-annually on May 8 and November 8, commencing May 8, 2024. Interest will accrue from November 8, 2023 (2026 Notes)

Semi-annually on January 15 and July 15, commencing July 15, 2024. Interest will accrue from November 8, 2023 (2029 Notes)

Semi-annually on March 15 and September 15, commencing March 15, 2024. Interest will accrue from November 8, 2023 (2031 Notes, 2034 Notes and 2054 Notes)

Day Count Convention:	30/360

Make-Whole Call:
+20 basis points (prior to October 8, 2026) (2026 Notes)
+20 basis points (prior to December 15, 2028) (2029 Notes)
+25 basis points (prior to January 15, 2031) (2031 Notes)
+25 basis points (prior to December 15, 2033) (2034 Notes)
+25 basis points (prior to September 15, 2053) (2054 Notes)

Par Call:
On or after October 8, 2026 (one month prior to the maturity date of the 2026 Notes) (the “2026 Par Call Date”)

On or after December 15, 2028 (one month prior to the maturity date of the 2029 Notes) (the “2029 Par Call Date”)

On or after January 15, 2031 (two months prior to the maturity date of the 2031 Notes) (the “2031 Par Call Date”)

On or after December 15, 2033 (three months prior to the maturity date of the 2034 Notes) (the “2034 Par Call Date”)

On or after September 15, 2053 (six months prior to the maturity date of the 2054 Notes) (the “2054 Par Call Date”)

Proceeds, After Underwriting Discount, Before Expenses:	$1,245,125,000 (2026 Notes) $498,040,000 (2029 Notes) $995,330,000 (2031 Notes) $1,490,430,000 (2034 Notes) $1,728,125,000 (2054 Notes)

Trade Date:	November 6, 2023

Settlement Date:	November 8, 2023 (T+2)

CUSIP:	75513ECT6 (2026 Notes)
75513ECU3 (2029 Notes)
75513ECV1 (2031 Notes)
75513ECW9 (2034 Notes)
75513ECX7 (2054 Notes)

ISIN:	US75513ECT64 (2026 Notes)
US75513ECU38 (2029 Notes)
US75513ECV11 (2031 Notes)
US75513ECW93 (2034 Notes)
US75513ECX76 (2054 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	Baa1/BBB+ (negative/negative)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc. BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc.
Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. UniCredit Capital Markets, LLC
Wells Fargo Securities, LLC

Co-Managers:	Blaylock Van, LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-267564). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 and Morgan Stanley & Co. LLC at 1-866-718-1649.

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